Sprout Social | 131 South Dearborn Street, Suite 700 | Chicago, IL 60603 | 866-878-3231 | sproutsocial.com October 4, 2021 Ryan Barretto Sprout Social, Inc. 131 South Dearborn, Suite 700 Chicago, IL 60603 Re: Milestone Grant Dear Ryan, The purpose of this letter (this “Letter”) is to confirm our understanding regarding a future milestone grant. Except as otherwise explicitly set forth herein, your amended and restated executive employment agreement with Sprout Social, Inc., a Delaware corporation (the “Company”), effective as of November 29, 2019, shall remain in full force and effect. As soon as reasonably practicable following the first calendar month during which (a) you are continuously employed by the Company for the entirety of such month, and (b) the Annual Run Rate (defined below) with respect to such month equals at least $300 million (the “ARR Target”), you will receive a grant of 120,000 restricted stock units (the “Milestone RSU Grant”) pursuant to the Sprout Social, Inc. 2019 Incentive Award Plan (the “Plan”), subject to the certification by the Compensation Committee of the Board of Directors of the Company (the “Committee”) that the ARR Target has been satisfied and the Committee’s approval, at such time, of the Milestone RSU grant. Once awarded, the Milestone RSU Grant will generally vest ¼ of the Milestone RSU Grant on the first anniversary of the applicable vesting start date, with an additional 1/16th of the Milestone RSU Grant vesting on each quarterly anniversary of the applicable vesting start date thereafter, such that the Milestone RSU Grant will be fully vested on the fourth anniversary of the applicable vesting start date, subject to your continued employment with the Company through each applicable vesting date. Notwithstanding anything herein to the contrary, (i) you must remain continuously employed by the Company through the date that the Committee certifies achievement of the ARR Target and approves the grant of the Milestone RSU Grant in order to receive this award, and (ii) the Milestone RSU Grant will be subject to the terms and conditions set forth in an award agreement under the Plan, which will be provided to you under separate cover if and when the Milestone RSU Grant has been granted. For purposes of this Letter, “Annual Run Rate” means the product of (A) twelve (12), and (B) the Company’s recurring subscription revenues accrued during any given calendar month, as measured at the Company’s reasonable discretion in accordance with its past practices and excluding any subscription revenue exclusively attributed to an acquisition made by the Company prior to the achievement of the ARR Target. DocuSign Envelope ID: AF23650B-77EF-4A4E-A18E-FFD1BD849E4F

Sprout Social | 131 South Dearborn Street, Suite 700 | Chicago, IL 60603 | 866-878-3231 | sproutsocial.com Please let me know if you have any questions. Best regards, Justyn Howard Chief Executive Officer DocuSign Envelope ID: AF23650B-77EF-4A4E-A18E-FFD1BD849E4F